EXHIBIT 10.2

FISCAL YEAR 2007 SENIOR EXECUTIVE BONUS PLAN

(1).	Participants

Executive Vice Presidents

(2).	Maximum Available

Up to 50% of the base salaries of the Executive Vice Presidents.

(Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

The allocation of the pool will be made by the President to the participants based on participant’s performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

(4).	Computation of Performance Areas

Goal	Percentage of Total
a. In-license, acquire, or co-promote one late-stage or marketed urology/men’s health product on terms approved by the Board of Directors.	20.0%
b. Out-license one Indevus product other than pagoclone under terms approved by Board of Directors.	7.5%
c. Secure funding to advance pagoclone late-stage clinical trials in stuttering and/or PE.	7.5%
d. Obtain FDA approval for Sanctura XR.	25.0%
e. Submit NDA for Nebido.	25.0%
f. Cash management:	15.0%

•	Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months

– 50% of goal.

•	Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months

– 100% of goal.

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2007. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2007, whichever is earlier.